Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

The Board of Directors
Nelnet, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-112374, and on Form S-3 No. 333-124043 of Nelnet, Inc. of our reports dated March 13, 2006, with respect to the consolidated balance sheets of Nelnet, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, included herein.

Our report dated March 13, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states the acquisitions of Student Marketing Group, Inc., National Honor Roll, LLC, an 80% interest in FACTS Management Co., LoanSTAR Funding Group, Inc., and the remaining 50% interest of 5280 Solutions, Inc. and Firstmark Services, LLC, completed during 2005 were excluded from management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2005.

/s/ KPMG LLP

Lincoln, Nebraska
March 13, 2006